Exhibit 11.1

     Computation of fully-diluted earnings per share, using
21,901,665 weighted average shares outstanding.

                                                    Amount         Per Share
Net income                                          $16,295,000      $.74

Calculation of number of weighted average
   fully-diluted shares:
Proceeds from assumed exercise of options           $18,012,948
Divided by quarter ended March 31, 1997
   average closing price of common stock                 $26.65
Equals number of shares assumed purchased
   under treasury stock method                          675,908
Number of shares assumed purchased through
   exercise of options                                  890,000
Less number of shares assumed purchased
   under treasury stock method                          675,908
Equals additional shares assumed outstanding
   for fully-diluted earnings per share computation 214,092 Plus weighted average number of shares
   outstanding, primary EPS calculation              21,687,573
Equals weighted average number of shares
   outstanding, fully-diluted EPS calculations       21,901,665